Exhibit 5.2

[LECLAIR RYAN LETTERHEAD APPEARS HERE]

July 17, 2003

Old Dominion Electric Cooperative

4201 Dominion Boulevard

Glen Allen, Virginia 23060

Re:    Old Dominion Electric Cooperative

          2003 Series A Bonds Due 2028

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 No. 333-100577 on Form S-3 (as amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $720,000,000 aggregate principal amount of debt securities of Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (the “Company”).

The Company proposes to issue debt securities under the Registration Statement in the form of its 2003 Series A Bonds due December 1, 2028 (the “2003 Bonds”). The Company will issue the 2003 Bonds under an Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, as supplemented and amended (the “Indenture”), between the Company and SunTrust Bank, a Georgia banking corporation and successor by merger to Crestar Bank, as trustee (the “Trustee”).

We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. Based on such examination, we are of the opinion that when the issuance of the 2003 Bonds has been duly authorized by appropriate corporate action and the 2003 Bonds have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as described in the Registration Statement and the prospectus and prospectus supplement relating to the 2003 Bonds, the 2003 Bonds will be legal, valid, and binding obligations of the Company, entitled to the benefits of the Indenture.

Our opinion that the 2003 Bonds are legal, valid, and binding is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally; and general principles of equity, including without limitation concepts of materiality,

Old Dominion Electric Cooperative

July 17, 2003

reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We express no opinion as to matters of law in jurisdictions other than the Commonwealth of Virginia and the federal law of the United States and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement by reference thereto and to the use of our name wherever it appears in the Registration Statement or the Prospectus and in any amendment or supplement thereto. In giving such content, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely yours, LeClair Ryan, A Professional Corporation

By:	/s/ Richard W. Gregory
Richard W. Gregory Vice President